SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-A/A
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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

KBS STRATEGIC OPPORTUNITY REIT II, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	46-2822978
(State or Other Jurisdiction of Incorporation or Organization)	I.R.S. Employer Identification No.

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.   ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.   ☒
Securities Act registration statement file number to which this form relates: 333-192331
Securities registered pursuant to Section 12(g) of the Act:
Class A and Class T Common Stock, $0.01 par value per share
(Title of class)

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
On April 16, 2015, KBS Strategic Opportunity REIT II, Inc. (the “Company”) filed a Form 8-A to register its shares of common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company is filing this amended Form 8-A to update the registration of its common stock as described below and to register its shares of Class T common stock, $0.01 par value per share, pursuant to Section 12(g) of the Exchange Act.
Effective February 16, 2016, upon establishing two classes of its common stock: Class A and Class T by filing Articles Supplementary with the Maryland State Department of Assessments and Taxation (the “SDAT”), the Company filed Articles of Amendment with the SDAT to provide that the currently issued and outstanding shares of common stock of the Company (which shares were registered pursuant to the Form 8-A initially filed on April 16, 2015) were renamed as Class A common stock.
An amended description of the Class A common stock previously registered and the description of the Class T common stock registered hereby are incorporated herein by reference to “Suitability Standards” and “Description of Shares” in the prospectus contained in Post-Effective Amendment No.10 to the Company’s Registration Statement on Form S-11, filed with the Securities and Exchange Commission (the “Commission”) on April 18, 2017 (File No. 333-192331) (the “Registration Statement”), and all amendments to such Registration Statement subsequently filed with the Commission, including any prospectus relating thereto filed subsequently pursuant to Rule 424(b) of the Securities Act of 1933, as amended. Such portion of the Registration Statement and all amendments to the Registration Statement are hereby incorporated by reference.
ITEM 2. EXHIBITS.

1.
Second Articles of Amendment and Restatement adopted on August 11, 2014, incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, filed September 19, 2014

2.
Second Amended and Restated Bylaws adopted August 6, 2015, incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015, filed August 11, 2015

3.
Articles Supplementary for the Class T Shares of common stock, dated February 16, 2016, incorporated by reference to Exhibit 3.3 to Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-192331) dated February 16, 2016

4.
Articles Supplementary for the Class A Shares of common stock, dated February 16, 2016, incorporated by reference to Exhibit 3.4 to Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-192331) dated February 16, 2016

5.
Articles of Amendment, dated February 16, 2016, incorporated by reference to Exhibit 3.5 to Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-192331) dated February 16, 2016

6.
Form of Subscription Agreement, incorporated by reference to Appendix A to the prospectus included in Post-Effective Amendment No. 10 to the Company’s Registration Statement on Form S-11 (No. 333-192331) dated April 18, 2016

7.
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates), incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, filed September 19, 2014

8.	Third Amended and Restated Dividend Reinvestment Plan, adopted February 16, 2016, incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed February 22, 2016
9.	Escrow Agreement dated May 6, 2014, incorporated by reference to Exhibit 4.4 to the Company's Registration Statement filing on Form S-11 (No. 333-192331) dated August 8, 2014
10.
Escrow Agreement dated January 22, 2016, incorporated by reference to Exhibit 4.5 to Post-Effective Amendment No.3 to the Company’s Registration Statement filing on Form S-11 (No. 333-192331) filed February 11, 2016

11.
Multiple Class Plan, dated February 16, 2016, incorporated by reference to Exhibit 4.6 to Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-192331) dated February 16, 2016

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

Dated: April 28, 2017	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary